Exhibit 10.26

AAR CORP.
Amended and Restated
2012 Short-Term Incentive Plan

1.              Purpose

The purpose of the amended and restated AAR CORP. 2012 Short-Term Incentive Plan (“STIP”) is to provide an incentive for selected senior executives of AAR CORP. (the “Company”) and its subsidiaries to achieve the Company’s short-term performance goals by providing them with an annual cash incentive payment based on the financial and operating success of the Company.

2.              Definitions

(a)               “Board” means the Board of Directors of the Company.

(b)               “Bonus” means the annual cash incentive paid to a Participant under this STIP for a fiscal year of the Company.

(c)                “Cause” means the Participant’s unsatisfactory performance or conduct detrimental to the Company and its subsidiaries, as solely determined by the Committee.

(d)               “Code” means the Internal Revenue Code of 1986, as amended.

(e)                “Committee” means the Compensation Committee of the Board, or if the Committee is not comprised of “outside directors” as defined in Section 162(m) of the Code, then by a subset of the Committee comprised of at least two “outside directors” (the “Committee”).

(f)                 “Company” means AAR CORP.

(g)                “Disability” means the inability of the Participant to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment which can be expected to result in death or which has lasted or can be expected to last for a continuous period of not less than 12 months.

(h)               “Earnings Per Share” means diluted earnings per share as disclosed by the Company in its periodic reports filed with the Securities and Exchange Commission, excluding special charges or unusual or infrequent items incurred during the performance period, and as adjusted for changes in generally accepted accounting principles.

(i)                   “Free Cash Flow” means cash flow from operations minus net capital expenditures, excluding acquisitions.

(j)                  “Participant” means any active executive of the Company or subsidiary who has been selected by the Committee as eligible to earn a Bonus under the STIP.

(k)               “Retirement” means the Participant’s voluntary termination of his employment, or his termination of employment by the Company or a subsidiary without Cause, when he has (i) attained age 65 or (ii) attained age 55 and his age plus the number of his consecutive years of service with the Company and subsidiaries is at least 75.

(l)                   “Salary” means a Participant’s base annual salary earned during a fiscal year of the Company while a Participant.

(m)           “STIP” means this AAR CORP. 2012 Short-Term Incentive Plan.

3.              Administration

The STIP shall be administered by the Committee.  The Committee has full authority to select the senior executives eligible to participate in the STIP and determine when the senior executive’s participation in the STIP will begin and end.  Subject to the express provisions of the STIP, the Committee shall be authorized to interpret the STIP and to establish, amend and rescind any rules and regulations relating to the STIP and to make all other determinations deemed necessary or advisable for the proper administration of the STIP.  The determinations of the Committee in the proper administration of the STIP shall be conclusive and binding.

4.              Eligibility and Participation

Participation in the STIP is limited to those senior executives of the Company or a subsidiary who the Committee designates as Participants.  When the Committee selects an executive to become a Participant under the STIP, it shall designate the date as of which the executive’s participation shall begin.

5.              Annual Bonus Awards

(a)                  Determination of Participants, Performance Goals and Target Bonus Amounts. On or before the 90th day of each fiscal year of the Company, the Committee shall (i) determine the Participants for such fiscal year, (ii) establish threshold, target and maximum Earnings Per Share and Free Cash Flow goals for such fiscal year, and (iii) approve the target Bonus payment for each Participant expressed as a percentage of the Participant’s Salary.

(b)                  Bonus Payment.  As soon as reasonably practicable after the end of the applicable fiscal year, the Committee shall determine the extent to which each of the Earnings Per Share and Free Cash Flow targets were attained for such fiscal year.  The Bonus payable to each Participant will be equal to the sum of (i) 75% of the Participant’s target Bonus multiplied by the applicable Earnings Per Share Multiplier Percentage and (ii) 25% of the Participant’s target Bonus multiplied by the Free Cash Flow Multiplier Percentage:

Earnings Per Share (75%)

Performance Achievement Level	Multiplier Percentage
Threshold	50%
Target	100%
Maximum	200%

Free Cash Flow (25%)

Performance Achievement Level	Multiplier Percentage
Threshold	50%
Target	100%
Maximum	200%

For achievement of Earnings Per Share and Free Cash Flow targets between established performance achievement levels, the Multiplier Percentage will be interpolated on a straight-line basis.

6.              STIP Limitations

Notwithstanding Section 5, no Bonus shall be paid under the STIP for a fiscal year to a Participant whose employment with the Company and all subsidiaries terminates during such fiscal year unless the termination is due to death, Disability or Retirement, or as otherwise approved by the Committee.  If a Participant terminates during the fiscal year due to death, Disability or Retirement, the Participant shall be entitled to a pro rata portion of the Bonus the Participant would have earned under the STIP had the Participant remained employed through the end of the fiscal year.  Such Bonus will be paid at the same time Bonuses are paid to active Participants.

Notwithstanding Section 5, no Bonus shall be payable for a fiscal year if net income (as determined in accordance with generally accepted accounting principles) for such fiscal year is not positive.  No Bonus shall be earned until the end of the fiscal year and only to the extent the performance goals set forth are attained as determined by the Committee in Section 5(b).

7.              Payment of Bonuses

A Participant’s Bonus for a fiscal year shall be paid in cash to the Participant, or to the Participant’s beneficiary (or beneficiaries) in the event of the Participant’s death, within two and one-half months after the end of such fiscal year, unless the Participant has previously elected to have all or a portion of the Bonus deferred in accordance with the AAR CORP. Supplemental Executive Retirement Plan.  The Company shall deduct all taxes required by law to be withheld from all Bonus payments.

8.              No Assignment

Except in the event of a Participant’s death, the rights and interests of a Participant under the STIP shall not be assigned, encumbered or transferred.

9.              Termination of Participation

The Committee reserves the right to cancel a Participant’s participation in the STIP at any time.

10.       Employment Rights

Nothing contained in the STIP shall be construed as conferring a right upon any employee to continue in the employment of the Company or any subsidiary.

11.       Amendment/Termination

The Board or the Committee may either amend or terminate the STIP at any time, without the consent of the Participants and without the approval of the stockholders of the Company; provided, that such modification or elimination shall not affect the obligation of the Company to pay any Bonus after it has been earned under the STIP.